UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2004

ESPERION THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16033	38-3419139

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3621 South State Street, 695 KMS Place, Ann Arbor, MI 48108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (734) 332-0506

SIGNATURES
EXHIBIT INDEX

Item 1. Changes in Control of Registrant.

     Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger, dated as of December 19, 2003 and as amended on January 16, 2004 (the “Merger Agreement”), by and among Pfizer Inc. (“Pfizer”), and Enzo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Pfizer (“Merger Sub”).

     Pursuant to the Merger Agreement, Merger Sub agreed to acquire the Company through an offer to purchase (the “Offer”) all of the outstanding common stock of the Company, followed by a merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Pfizer. Pursuant to the Offer to Purchase, dated January 6, 2004, Merger Sub offered to purchase all of the outstanding shares of the Company’s common stock, par value $0.001 per share, for $35.00 per share, net to the seller in cash, without interest.

     The Offer expired at midnight New York City time on Wednesday, February 4, 2004. On February 5, 2004, Merger Sub and Pfizer accepted for purchase approximately 35.6 million shares of common stock, which represents approximately 93% of the outstanding shares of the Company’s common stock. Merger Sub obtained all of the funds necessary to purchase the shares of Common Stock from cash furnished by Pfizer.

     The foregoing summary is qualified in its entirety by the exhibits listed below, which are incorporated by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

Exhibit 2.1	Agreement and Plan of Merger, dated as of December 19, 2003, by and among the Company, Pfizer Inc. and Enzo Acquisition Corp.
(incorporated by reference from Exhibit 99.2 to the report on Form
8-K filed by the Company with the SEC on December 23, 2003).

Exhibit 2.2	Amendment to Agreement and Plan of Merger, dated as of
January 16, 2004, by and among the Company, Pfizer Inc. and Enzo
Acquisition Corp. (incorporated by reference from Exhibit (e)(13) to
Amendment No. 2 to Schedule 14D-9 filed by the Company with the SEC on January 21, 2004).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPERION THERAPEUTICS, INC.

	By:	/s/ Roger S. Newton Name: Roger S. Newton, Ph.D. Title: Executive Vice President

Dated: February 11, 2004

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT DESCRIPTION

Exhibit 2.1	Agreement and Plan of Merger, dated as of December 19, 2003, by and among the Company, Pfizer Inc. and Enzo Acquisition Corp. (incorporated by reference from Exhibit 99.2 to the report on Form 8-K filed by the Company with the SEC on December 23, 2003).

Exhibit 2.2	Amendment to Agreement and Plan of Merger, dated as of January 16, 2004, by and among the Company, Pfizer Inc. and Enzo Acquisition Corp. (incorporated by reference from Exhibit (e)(13) to Amendment No. 2 to Schedule 14D-9 filed by the Company with the SEC on January 21, 2004).